Exhibit 99.1

NEWS RELEASE

H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

FIRST STATE BANCORPORATION ANNOUNCES DIRECTOR CHILDEARS RESIGNATION

Albuquerque, NM--May 19, 2009--First State Bancorporation ("First State") (NASDAQ:FSNM) announced today that Linda S. Childears has tendered her resignation from the Board of Directors effective immediately due to the Company's exit from the Colorado market with the pending sale of its Colorado branches and the time commitment and travel required to effectively serve on the board. Childears, a Colorado resident and Director of the Company since June 2007, is President and CEO of the Daniels Fund. Ms. Childears served on the Compensation Committee.

"Linda has been a very valuable member of the board; we thank her for her countless hours of advice and counsel over the last two years," stated Michael Stanford, President and CEO. "Her contribution was invaluable and we wish her well," continued Stanford.

ABOUT FIRST STATE

First State is a New Mexico-based bank holding company. First State provides commercial banking services to businesses through its subsidiary bank, First Community Bank. First Community Bank currently operates 60 branch offices, in New Mexico, Colorado, and Arizona. On May 19, 2009, First State Bancorporation's stock (NASDAQ:FSNM) closed at $1.93.

Additional Information and Where to Find It

First State's news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State's website at www.fcbnm.com. Investors and securityholders may also obtain these documents free of charge at the SEC's website at www.sec.gov.